Exhibit 5.1

[Choate Hall & Stewart LLP Letterhead]

                                                May 30, 2013

NV Energy, Inc.

6226 West Sahara Avenue

Las Vegas, Nevada 89146

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for NV Energy, Inc., a Nevada corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 8,707,154 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), under the NV Energy, Inc. 2013 Long Term Incentive Plan (the “Plan”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Company’s Amended and Restated Articles of Incorporation, the Company’s By-Laws and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have also assumed that:  (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $1.00; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Woodburn and Wedge, as evidenced by the opinion of such firm to be filed with the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the terms of any agreement relating to any of the grants thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                                                Very truly yours,

                                                                                                /s/  Choate, Hall & Stewart LLP

                                                                                                CHOATE, HALL & STEWART LLP